Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR NOVEMBER,

AND SALES AND GUIDANCE FOR EARNINGS

FOR THE FIRST QUARTER OF FISCAL YEAR 2005

MATTHEWS, NC, December 2, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,558 stores in 44 states, reported sales for the four-week period ended November 27, 2004, of approximately $457.9 million, or 13.7% above sales of $402.6 million for the similar period in the prior fiscal year.  Sales in existing stores for the four-week period ended November 27, 2004, increased approximately 5.2% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 7.1% in sales of hardlines and a decrease of approximately 1.2% in sales of softlines.  While it is difficult to quantify the impact of the circular, of the approximate 5.2% increase in sales in existing stores, the Company attributes approximately 2% to 3% to the distribution of an advertising circular in the first week of November.

For the thirteen-week period ended November 27, 2004, sales were approximately $1,380.2 million, or 10.9% above sales of $1,244.7 million for the similar period in the prior fiscal year.  Sales in existing stores for the thirteen-week period ended November 27, 2004, increased approximately 2.5% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 4.5% in sales of hardlines and a decrease of approximately 4.6% in sales of softlines.

During the thirteen-week period ended November 27, 2004, sales of more discretionary merchandise, such as hanging apparel and home decor, were below the Company’s plan.  The continuing shift in the merchandise mix to more lower margin consumables and less higher margin discretionary goods and the continuing impact of shrinkage will adversely impact the gross profit margin in the period.  The substantial additional sales of sharply priced merchandise in the advertising circular in the first week of November also will adversely impact the gross profit margin.  The Company also is incurring expenses as planned in connection with the urban initiative and other previously discussed initiatives which are expected to positively impact sales later in the fiscal year.  The Company currently expects that net income per diluted share of Common Stock will be in the range of $.32 to $.33 in the thirteen-week period ended November 27, 2004, compared to $.37 in the similar period in the prior fiscal year.

As of November 27, 2004, there were 5,555 stores in operation, including 98 stores that were opened during the thirteen-week period ended on that date.

The Company’s plan is for sales in existing stores in the five-week period ending January 1, 2005, to increase in the 2% to 3% range.

Family Dollar will host a conference call on Friday, December 17, 2004, at 10:00 A.M. ET to discuss the financial results for the first quarter ended November 27, 2004.  If you wish to listen, please call 888-791-5525 for domestic USA calls and 773-756-4619 for international calls at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from about 1:00 P.M. ET, December 17, 2004, through December 24, 2004, by calling 866-380-6748 for domestic USA calls and 203-369-0349 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.aspx?p=irhome or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, December 17, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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